SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registrant submits the following information:

Name:    Dreyfus High Yield Strategies Fund

Address of Principal Business Office:

         200 Park Avenue, New York, New York 10166

Telephone Number: (888) 338-8084

Name and Address of Agent for Service of Process:

         Mark N. Jacobs
         General Counsel
         The Dreyfus Corporation
         Legal Department
         200 Park Avenue - 8th Floor West
         New York, New York 10166

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
           YES  /X/     NO /_/

Pursuant to the requirements of the Investment Company Act of 1940 the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Boston and the Commonwealth of Massachusetts on the 13th day of March, 1998.

                                    DREYFUS HIGH YEILD STRATEGIES FUND

                                    By: /s/ Marie E. Connolly
                                        ------------------------------
                                         Marie E. Connolly
                                         President

Attest: /s/ Jean M. Oleary
       ------------------------
         Name: Jean M. Oleary
         Title: Notary Public